EXHIBIT 99.1

CONTACT:	ICR, Inc. Rachel Schacter/Allison Malkin 203-682-8200

FINAL

MOVADO GROUP, INC. ANNOUNCES THIRD QUARTER RESULTS

~ Third Quarter Revenue of $190.7 Million ~
~ EPS of $0.75 and Adjusted EPS of $1.04 ~
~ Raises Fiscal 2018 Outlook ~
~ Board Declares Quarterly Dividend ~

Paramus, NJ – November 21, 2017 -- Movado Group, Inc. (NYSE: MOV) today announced third quarter results for the period ended October 31, 2017.

—	Net sales increased 6.0% to $190.7 million, or 5.4% on a constant dollar basis
—	Operating income of $25.2 million; Adjusted operating income of $33.6 million versus operating income of $31.1 million in the prior year period
—	Diluted EPS of $0.75; Adjusted diluted EPS of $1.04 compared to adjusted diluted EPS of $0.91 in prior year period

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “Our powerful portfolio of brands combined with the strength of our innovation pipeline and solid execution of our strategies by our team led to a productive quarter, highlighted by increased sales and growth in adjusted diluted EPS. This performance was delivered even as the U.S. retail environment remains challenged.  International sales growth led our performance with particular strength in Europe, Latin America, China and the Middle East.  We were very pleased by the initial performance of our newest brand to our portfolio, Olivia Burton. The investments we have and continue to make in digital have elevated our brands with retailers and consumers alike and this, along with the changing retail landscape and the growing importance of online channels, has led us to make the decision to no longer exhibit at the Baselworld fair. While this has resulted in a charge in the third quarter, we believe the move is the right choice for our Company as it will yield annual expense savings in future years that we will reinvest in demand creation and marketing efforts to further drive sales.”

Mr. Grinberg continued, “We believe we are well positioned as we enter the final quarter of the year. Our strong product innovation and marketing programs will allow us to capitalize on the holiday season.  We have a strong balance sheet with $155.5 million of cash, affording us the ability to continue to reinvest in our business while returning value to shareholders. As a result of our performance year-to-date, we are increasing our outlook, excluding one-time charges.”

During the third quarter of fiscal 2018, the Company recorded a $1.4 million pre-tax charge, with a related tax benefit of $0.3 million, or $0.05 per diluted share, in conjunction with the acquisition of the Olivia Burton brand and a $7.0 million pre-tax charge, with a related tax benefit of $1.2 million or $0.24 per diluted share, associated with the Company’s cost savings initiatives. The $7.0 million charge for cost savings initiatives is comprised of $6.3 million related to the Company’s decision to no longer exhibit at Baselworld and the remainder is primarily due to the reduction of leased space in the Company’s Swiss operations. During the second quarter of fiscal 2018, the Company recorded a $4.5 million pre-tax charge, with a related tax benefit of $0.1 million, or $0.19 per diluted share, in conjunction with the acquisition of the Olivia Burton brand and a $0.1 million pre-tax charge related to the cost savings initiatives. In the first quarter of fiscal 2018, the Company recorded a $6.3 million pre-tax charge, with a related tax benefit of $1.9 million, or $0.19 per diluted share, related to its cost savings initiatives.

In the prior year period, during the third quarter of fiscal 2017, the Company recorded a pre-tax charge to non-operating expense of $1.3 million, with a related tax benefit of $0.4 million, or $0.04 per diluted share, for an impairment of a long-term investment in a privately held company. In the first quarter of fiscal 2017, the Company recorded a $1.8 million pre-tax charge, with a related tax benefit of $0.7 million, or $0.05 per diluted share, for the immediate vesting of stock awards and certain other compensation related to the announcement of the retirement of the Company’s former Vice Chairman and Chief Operating Officer, in fiscal 2017 (“COO’s retirement”).

Third Quarter Fiscal 2018 (See attached table for GAAP and Non-GAAP measures)
—	Net sales increased 6.0% to $190.7 million compared to $179.8 million in the third quarter of fiscal 2017. Net sales on a constant dollar basis increased 5.4% compared to net sales in the third quarter of fiscal 2017.
—	Gross profit was $104.1 million, or 54.6% of sales, compared to $98.6 million, or 54.8% of sales, in the third quarter last year. Adjusted gross profit was $104.7 million, or 54.9% of sales, which primarily excludes $0.6 million of amortization of acquisition accounting adjustments related to the Olivia Burton brand. The increase in adjusted gross margin percentage was primarily the result of a reduction of certain fixed costs due to the cost savings initiatives and favorable changes in foreign currency exchange rates, partially offset by channel and product mix.

—	Operating expenses increased $11.4 million to $78.9 million compared to $67.5 million in the third quarter last year. Adjusted operating expenses in the third quarter of fiscal 2018 were $71.1 million which excludes $0.8 million of expenses and amortization related to the acquisition of the Olivia Burton brand and $7.0 million of expenses related to the cost savings initiatives. The increase in adjusted operating expenses was primarily the result of higher performance-based compensation of $1.5 million, higher distribution costs of $1.3 million, higher marketing expenses of $1.2 million and other selling and other operating costs, offset by a decrease in compensation and benefit expenses primarily related to the Company’s cost savings initiatives.
—	Operating income was $25.2 million compared to operating income of $31.1 million in the same period last year. Adjusted operating income in the third quarter of fiscal 2018 was $33.6 million which excludes $1.4 million of expenses and amortization related to the acquisition of the Olivia Burton brand and $7.0 million of expenses related to the cost savings initiatives.
—	The Company recorded a tax provision of $7.5 million, which equates to an effective tax rate of 30.1%, as compared to a tax provision of $9.3 million or an effective tax rate 31.5% in the third quarter of fiscal 2017. For the third quarter of fiscal 2018, the Company recorded an adjusted tax provision of $9.0 million or an adjusted tax rate of 27.1%, as compared to an adjusted tax provision of $9.7 million or adjusted tax rate of 31.5% for the third quarter of fiscal 2017.
—	Net income was $17.4 million, or $0.75 per diluted share, compared to net income of $20.2 million, or $0.87 per diluted share, in the third quarter of fiscal 2017. For the third quarter of fiscal 2018, adjusted net income was $24.3 million, or $1.04 per diluted share, which excludes $1.1 million of expenses and amortization, net of $0.3 million of tax, related to the acquisition of the Olivia Burton brand, and $5.8 million associated with the cost savings initiatives, net of $1.2 million of tax. For the third quarter of fiscal 2017, adjusted net income was $21.1 million, or $0.91 per diluted share, which excludes $0.9 million, net of $0.4 million of tax, related to the impairment charge on a long-term investment in a privately held company.

Nine Month Results Fiscal 2018 (See attached table for GAAP and Non-GAAP measures)
—	Net sales decreased 0.8% to $418.7 million compared to $422.0 million in the same period of fiscal 2017. Net sales on a constant dollar basis decreased 0.3% compared to net sales in the first nine months of fiscal 2017.
—	Gross profit was $219.3 million, or 52.4% of sales, compared to $230.1 million, or 54.5% of sales, in the same period last year. Adjusted gross profit for the first nine months of fiscal 2018, which excludes $0.8 million of amortization of acquisition accounting adjustments related to the Olivia Burton brand and $1.4 million in charges related to the cost savings initiatives, was $221.6 million, or 52.9% of sales. The decrease in the adjusted gross margin percentage from the first nine months of last year was primarily the result of channel and product mix as well as changes in foreign currency exchange rates, partially offset by a reduction of certain fixed costs as a result of cost savings initiatives.
—	Operating expenses were $189.5 million as compared to $183.6 million in the same period last year. For the first nine months of fiscal 2018, adjusted operating expenses were $172.4 million, excluding

$5.1 million of expenses and amortization related to the acquisition of the Olivia Burton brand and $12.0 million of expenses related to the cost savings initiatives. For the first nine months of fiscal 2017, adjusted operating expenses were $181.8 million, which excludes $1.8 million of expenses related to the COO’s retirement in the first quarter of fiscal 2017. The decrease in adjusted operating expenses was primarily the result of decreased compensation and benefit expenses primarily related to the Company’s cost savings initiatives, fluctuations in foreign currency rates and decreased marketing expenses, partially offset by higher performance-based compensation.
—	Operating income was $29.9 million compared to operating income of $46.5 million in the same period last year. Adjusted operating income for the first nine months of fiscal 2018 was $49.2 million, which excludes $5.9 million of expenses and amortization related to the acquisition of the Olivia Burton brand and $13.4 million of expenses related to the cost savings initiatives. Adjusted operating income for the first nine months of fiscal 2017 was $48.3 million, which excludes $1.8 million of expenses related to the COO’s retirement in the first quarter of fiscal 2017.
—	The Company recorded a tax provision of $10.3 million as compared to $14.5 million for the first nine months of fiscal 2017. Based upon adjusted pre-tax income, the adjusted tax provision was $13.9 million in the first nine months of fiscal 2018 compared to an adjusted tax provision of $15.5 million in the first nine months of fiscal 2017.
—	Net income was $18.7 million, or $0.80 per diluted share, compared to net income for the first nine months of fiscal 2017 of $29.8 million, or $1.28 per diluted share. Adjusted net income for the first nine months of fiscal 2018 was $34.5 million, or $1.48 per diluted share, which excludes $5.5 million of expenses and amortization related to the acquisition of the Olivia Burton brand, net of tax, and $10.3 million of expenses related to the cost savings initiatives, net of tax. For the first nine months of fiscal 2017, adjusted net income was $31.8 million, or $1.37 per diluted share, which excludes $1.1 million in expenses, net of tax, related to the COO’s retirement in the first quarter of fiscal 2017, as well as $0.9 million, net of tax, related to the impairment charge on a long-term investment in a privately held company in the third quarter of fiscal 2017.

Baselworld Update
Given the expanding digital world and the changing retail landscape, the Company has decided to no longer exhibit its brands at the annual Baselworld Watch and Jewelry Fair in Switzerland. The Company plans to reinvest the approximate $10 million of annual savings in other marketing activities, including digital brand-building and sales growth initiatives. As a result of this decision, the Company recorded a pre-tax charge of $6.3 million in the third quarter of fiscal 2018 as part of its cost savings initiatives. The majority of this charge comprises the non-cash net book value of the exhibition booths, with the balance primarily comprising the Company’s remaining contractual lease obligation for its space at the March 2018 fair. The Company does not anticipate any savings in operating expenses related to this decision for fiscal year 2018.

Fiscal 2018 Outlook
The Company is updating its outlook for fiscal 2018. The Company now expects net sales will be in a range of $550.0 million to $555.0 million and operating income will be approximately $58.0 million to $60.0 million. The Company anticipates net income in fiscal 2018 to be approximately $39.7 million to $41.0 million, or $1.70 to $1.75 per diluted share, reflecting a 30% anticipated effective tax rate. The Company's outlook assumes no further significant fluctuations from prevailing foreign currency exchange rates.

The above outlook excludes $13.4 million in pre-tax charges related to cost savings initiatives recorded in the first nine months of fiscal 2018, including $6.3 million related to the above-mentioned Baselworld charge.  The Company continues to expect to realize approximately $12.0 million of savings in fiscal 2018 from these initiatives. This outlook also excludes approximately $7.0 million in anticipated pre-tax costs in fiscal 2018, of which $5.9 million was recorded in the first nine months of fiscal 2018, related to transaction costs and the amortization of acquisition accounting adjustments for the Olivia Burton brand.

Quarterly Dividend and Share Repurchase Program
The Company also announced that on November 21, 2017, the Board of Directors approved the payment on December 15, 2017 of a cash dividend in the amount of $0.13 for each share of the Company’s outstanding common stock and class A common stock held by shareholders of record as of the close of business on December 1, 2017.

During the third quarter of fiscal 2018, the Company repurchased 49,000 shares under its share repurchase program. As of October 31, 2017, the Company had $48.7 million remaining under the $50.0 million share repurchase authorization.

Conference Call
The Company’s management will host a conference call and audio webcast to discuss its results today, November 21st at 9:00 a.m. Eastern Time.  The conference call may be accessed by dialing (866) 548-4713.  Additionally, a live webcast of the call can be accessed at www.movadogroup.com.  The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call.  Additionally, a telephonic re-play of the call will be available at 12:00 p.m. ET on November 21, 2017 until 11:59 p.m. ET on November 28, 2017 and can be accessed by dialing (844) 512-2921 and entering replay pin number 1578421.

Movado Group, Inc. designs, sources, and distributes MOVADO®, OLIVIA BURTON®, EBEL®, CONCORD®, COACH®, TOMMY HILFIGER®, HUGO BOSS®, JUICY COUTURE®, LACOSTE®, SCUDERIA FERRARI®, REBECCA MINKOFF® and URI MINKOFF® watches worldwide, and operates Movado company stores in the United States.

In this release, the Company presents certain financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). Specifically, the Company is presenting adjusted gross profit, adjusted gross margin, adjusted operating expenses and adjusted operating income, which are gross profit, gross margin, operating expenses and operating income, respectively, under GAAP, adjusted to eliminate expenses and the amortization of acquisition accounting adjustments related to the Olivia Burton brand acquisition, charges for the cost savings initiatives and the COO’s retirement. The Company is also presenting adjusted tax provision, which is the tax provision under GAAP, adjusted to eliminate charges for the Olivia Burton brand acquisition, cost savings initiatives, impairment of a long-term investment in a private company and the COO’s retirement. The Company believes these adjusted measures are useful because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. The Company is also presenting adjusted net income, adjusted earnings per share and adjusted effective tax rate, which are net income, earnings per share and effective tax rate, respectively, under GAAP, adjusted to eliminate the after-tax impact of the expenses and the amortization of acquisition accounting adjustments related to the Olivia Burton brand acquisition, the cost savings initiatives, impairment of a long-term investment in a private company and the COO’s retirement. The Company believes that adjusted net income, adjusted earnings per share and adjusted effective tax rate are useful measures of performance because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. Additionally, the Company is presenting constant currency information to provide a framework to assess how its business performed excluding the effects of foreign currency exchange rate fluctuations in the current period. Comparisons of financial results on a constant dollar basis are calculated by translating each foreign currency at the same US dollar exchange rate as in effect for the prior-year period for both periods being compared. The Company believes this information is useful to investors to facilitate comparisons of operating results. These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measures, and the methods of their calculation may differ substantially from similarly titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible terrorist attacks, natural disasters, the stability of the European Union (including the impact of the June 23, 2016 referendum advising that the United Kingdom exit from the European Union) and defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, changes in consumer preferences and popularity of particular designs, new product development and introduction, the ability of the Company to successfully implement its business strategies, competitive products and pricing, the impact of “smart” watches and other wearable tech products on the traditional watch market, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses (including Olivia Burton) without disruption to other business activities, the possible impairment of acquired intangible assets including goodwill if the carrying value of any reporting unit were to exceed its fair value, the continuation of the company’s major warehouse and distribution centers, the continuation of licensing arrangements with third parties, losses possible from pending or future litigation, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, the ability of the Company to successfully manage its expenses on a continuing basis, information systems failure or breaches of network security, the continued availability to the Company of financing and credit on favorable terms, business disruptions, disease, general risks associated with doing business outside the United States including, without limitation, import duties, tariffs, quotas, political and economic stability, changes to existing laws or regulations, and success of hedging strategies with respect to currency exchange rate fluctuations, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its outlook in the future.

(Tables to follow)

MOVADO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,

	2017	2016	2017	2016

Net sales	$190,693	$179,818	$418,739	$421,967
Cost of sales	86,623	81,268	199,406	191,837
Gross profit	104,070	98,550	219,333	230,130
Operating expenses	78,885	67,479	189,479	183,590
Operating income	25,185	31,071	29,854	46,540
Other expense	-	(1,282)	-	(1,282)
Interest expense	(445)	(333)	(1,191)	(1,039)
Interest income	110	45	361	138
Income before income taxes	24,850	29,501	29,024	44,357
Provision for income taxes	7,490	9,286	10,341	14,450
Net income	17,360	20,215	18,683	29,907
Less: Net income attributed to noncontrolling interests	-	-	-	78
Net income attributed to Movado Group, Inc.	$17,360	$20,215	$18,683	$29,829

Per Share Information:
Net income attributed to Movado Group, Inc.	$0.75	$0.87	$0.80	$1.28
Weighted diluted average shares outstanding	23,273	23,230	23,261	23,259

MOVADO GROUP, INC.
GAAP AND NON-GAAP MEASURES
(In thousands, except for percentage data)
(Unaudited)

	As Reported			% Change
	Three Months Ended		% Change	Constant
	October 31,		As Reported	Dollar

	2017	2016

Total Net sales	$190,693	$179,818	6.0%	5.4%

	As Reported			% Change
	Nine Months Ended		% Change	Constant
	October 31,		As Reported	Dollar

	2017	2016

Total Net sales	$418,739	$421,967	-0.8%	-0.3%

MOVADO GROUP, INC.
GAAP AND NON-GAAP MEASURES
(In thousands, except per share data)
(Unaudited)

	Net Sales	Gross Profit	Operating Income	Pre-tax Income	Provisions for Income Taxes	Net Income Attributed to Movado Group, Inc.	EPS
Three Months Ended October 31, 2017
As Reported (GAAP)	$190,693	$104,070	$25,185	$24,850	$7,490	$17,360	$0.75
Olivia Burton Costs (1)		567	1,383	1,383	263	1,120	0.05
Cost Savings Initiatives (2)		37	7,018	7,018	1,245	5,773	0.24
Adjusted Results (Non-GAAP)	$190,693	$104,674	$33,586	$33,251	$8,998	$24,253	$1.04

Three Months Ended October 31, 2016
As Reported (GAAP)	$179,818	$98,550	$31,071	$29,501	$9,286	$20,215	$0.87
Impairment of a Long-Term Investment (3)	-	-	-	1,282	398	884	0.04
Adjusted Results (Non-GAAP)	$179,818	$98,550	$31,071	$30,783	$9,684	$21,099	$0.91

Nine Months Ended October 31, 2017
As Reported (GAAP)	$418,739	$219,333	$29,854	$29,024	$10,341	$18,683	$0.80
Olivia Burton Costs (1)		846	5,898	5,898	387	5,511	0.24
Cost Savings Initiatives (2)	-	1,439	13,437	13,437	3,181	10,256	0.44
Adjusted Results (Non-GAAP)	$418,739	$221,618	$49,189	$48,359	$13,909	$34,450	$1.48

Nine Months Ended October 31, 2016
As Reported (GAAP)	$421,967	$230,130	$46,540	$44,357	$14,450	$29,829	$1.28
Impairment of a Long-Term Investment (3)	-	-	-	1,282	398	884	0.04
Retirement Charge (4)	-	-	1,806	1,806	687	1,119	0.05
Adjusted Results (Non-GAAP)	$421,967	$230,130	$48,346	$47,445	$15,535	$31,832	$1.37

(1)	Related to transaction charges and the amortization of acquisition accounting adjustments associated with the acquisition of the Olivia Burton brand.
(2)	Related to a charge for severance and payroll related, asset retirement, other expenses and occupancy expenses.
(3)	Related to a charge for the impairment of a long-term investment.
(4)	Related to a charge for the retirement of the former Vice Chairman and Chief Operating Officer.

MOVADO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	October 31,	January 31,	October 31,
	2017	2017	2016
ASSETS

Cash and cash equivalents	$155,484	$256,279	$199,758
Trade receivables, net	132,941	66,847	130,076
Inventories	169,866	153,167	169,402
Other current assets	26,361	28,487	28,096
Total current assets	484,652	504,780	527,332

Property, plant and equipment, net	24,637	34,173	34,867
Deferred and non-current income taxes	23,610	24,837	20,614
Goodwill	56,316	-	-
Other intangibles, net	22,568	1,633	1,730
Other non-current assets	47,783	42,379	39,935
Total assets	$659,566	$607,802	$624,478

LIABILITIES AND EQUITY

Loans payable to bank, current	$5,000	$5,000	$3,000
Accounts payable	28,014	27,192	22,443
Accrued liabilities	62,666	35,061	52,895
Income taxes payable	5,192	4,149	5,601
Total current liabilities	100,872	71,402	83,939

Loans payable to bank	25,000	25,000	35,000
Deferred and non-current income taxes payable	7,501	3,322	3,145
Other non-current liabilities	38,752	34,085	32,297
Noncontrolling interests	-	-	-
Shareholders' equity	487,441	473,993	470,097
Total liabilities and equity	$659,566	$607,802	$624,478

MOVADO GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	October 31,

	2017	2016
Cash flows from operating activities:
Net income	$18,683	$29,907
Depreciation and amortization	9,842	8,520
Other non-cash adjustments	5,434	11,805
Cost savings initiatives	13,437	-
Changes in working capital	(56,087)	(59,668)
Changes in non-current assets and liabilities	(735)	(1,405)
Net cash (used in) operating activities	(9,426)	(10,841)

Cash flows from investing activities:
Capital expenditures	(3,575)	(3,847)
Acquisition, net of cash acquired	(78,991)	-
Restricted cash deposits	1,018	(1,156)
Short-term investment	-	(151)
Trademarks and other intangibles	(500)	(296)
Net cash (used in) investing activities	(82,048)	(5,450)

Cash flows from financing activities:
Proceeds from bank borrowings	-	3,000
Repayments of bank borrowings	-	(5,000)
Dividends paid	(8,953)	(8,951)
Stock repurchase	(3,004)	(3,263)
Purchase of incremental ownership of U.K. joint venture	-	(1,320)
Other financing	(626)	(1,256)
Net cash (used in) financing activities	(12,583)	(16,790)

Effect of exchange rate changes on cash and cash equivalents	3,262	4,651
Net change in cash and cash equivalents	(100,795)	(28,430)
Cash and cash equivalents at beginning of period	256,279	228,188
Cash and cash equivalents at end of period	$155,484	$199,758